SUB-ITEM 77M
Mergers

Nuveen New Jersey Dividend Advantage Municipal Fund
811-09455



On November 7, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen New Jersey Dividend Advantage Municipal Fund 2,
Nuveen New Jersey Premium Income Municipal Fund, Inc.
and Nuveen New Jersey Investment Quality Municipal Fund,
Inc. were transferred to the Nuveen New Jersey Dividend Advantage Municipal Fund. The circumstances and details of the reorganizations are contained in the SEC filing on Form 497 filed on June 23, 2014, Accession No. 0001193125-14-
244149, which materials are herein incorporated by reference.